Exhibit 10.2

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2801 Network Boulevard, Suite 300
Frisco, Texas 75034

Highly Confidential

February 7, 2015

Steven Bruny

Via email

Dear Steven,

Pursuant to recent discussions between you and David Walsh, President, Chief Executive Officer and Chairman, I am pleased to offer you the G1 level position of EVP, Global Services, based on the terms and conditions described below. If you accept this offer, it is anticipated that you will commence the EVP, Global Services role on or about February 9, 2015 (“Effective Date”).

Compensation

If you accept this offer, your annual base salary will be USD $280,000.00, less applicable withholdings, as of the Effective Date. In addition to the above-described annual salary, you will be eligible for incentive compensation with a target of 50% of your annual base salary, less applicable withholdings, subject to the terms and conditions of the Company’s discretionary Short Term Incentive Plan (“STIP”). Eligibility for incentive compensation under the STIP is not a contractual entitlement, and GENBAND reserves its rights to amend, revise, and/or withdraw the STIP in the future. This annual target variable compensation will be pro-rated in 2015 based on the Effective Date.

Equity

If you accept this offer, GENBAND will recommend to the Compensation Committee of the Board of Directors (“Board”) that you be granted .15% of additional equity in GENBAND Holdings Company per the terms of the GENBAND Holdings Company Management Equity Plan (the “Plan”) when shares become available for grant under the Plan. GENBAND’s agreement to make this recommendation to the Board is not and should not be construed to be a guarantee that the Board will award you any additional equity when shares become available for grant under the Plan. As you may be aware, awards of available equity in GENBAND Holdings Company may only be made upon

Exhibit 10.2

Fkjdslafklfkd;slaf;ladsfkjl;dasfj;ladsjf;ldsak

2801 Network Boulevard, Suite 300
Frisco, Texas 75034

formal approval of the Board, execution of any requested subscription agreements or offering documents and collection of any required payment.

The terms and conditions of your employment with GENBAND not addressed in this letter remain of full force and effect including, without limitation, your obligations under GENBAND Confidentiality, Non-Disclosure and Non-Solicitation Agreement dated May 20, 2012.

If you wish to accept this offer of employment based on the above terms, please sign this letter in the space below and return it to Petrena Ferguson (via email PDF is fine) by close of business on February 27, 2015.

I believe this is a great opportunity for you to continue your excellent contribution to GENBAND and remain as part of our exciting future. If you have any questions, please do not hesitate to contact me.
Sincerely,

Robin Wright
EVP, Corporate Operations & HR

_________________________________________________________________

I, Steven Bruny, have read, understood and accept the above described offer of employment.

/s/ Steven Bruny__________                2/26/15_______________________
Signature                         Date

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